Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8, Nos. 333-117733, 333-45298, 333-127011 and 333-127012, Registration Statements on Form S-3, Nos. 333-120881, 333-91496, 333-45586, 333-124899, 333-124898 and Registration Statement on Form S-4, No. 333-124391 of Petrohawk Energy Corporation and in the related Prospectus of our report dated March 19, 2004, with respect to the consolidated financial statements of Beta Oil & Gas, Inc. included in the Annual Report (Form 10-K) of Petrohawk Energy Corporation for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
March 9, 2006